Exhibit 99.1
The Goldman Sachs Group, Inc. ½ 85 Broad Street ½ New York, New York 10004
GARY COHN AND JON WINKELRIED NAMED PRESIDENTS AND CO-CHIEF OPERATING OFFICERS; JOHN S. WEINBERG NAMED A VICE CHAIRMAN
BEIJING, June 19, 2006 — The Goldman Sachs Group, Inc. (NYSE: GS) today announced that its Board of Directors has determined to elect Gary Cohn and Jon Winkelried as the firm’s next Presidents and Co-Chief Operating Officers. They will also serve as members of the Board of Directors.
Goldman Sachs also announced that John S. Weinberg will become a Vice Chairman of the firm. Messrs. Cohn, Winkelried and Weinberg will join the Executive Office, reporting directly to Lloyd C. Blankfein, Chairman and Chief Executive Officer designate. They will work closely with him in the formulation and execution of the firm’s global strategy. Mr. Weinberg will also continue in his role as a co-head of the firm’s Investment Banking Division.
These appointments will occur in the event the United States Senate confirms Henry M. Paulson, Jr., the firm’s current Chairman and Chief Executive Officer, as Secretary of the Treasury of the United States.
“With extensive experience at Goldman Sachs across a wide range of businesses and geographies, Gary, Jon and John have played a central role in successfully formulating and executing the firm’s strategy,” said Lloyd C. Blankfein, Chairman and Chief Executive Officer designate. “Helping clients find solutions to their increasingly complex problems is at the heart of everything we do and Gary, Jon and John have proven themselves time and again in this regard. I’m looking forward to working with them in their new roles.”
Mr. Cohn received a B.A. degree from American University in Washington, D.C. in 1982 and joined the firm’s commodities business in 1990. From 1993 to 1996, he was based in London, where he headed the firm’s global metals business. In 1996, he became the global head of the firm’s commodities business. Mr. Cohn subsequently managed the Fixed Income, Currency and Commodities Division’s macro businesses and became co-head of the division in 2002. In 2004, he became the head of the firm’s Equities Division. Mr. Cohn is currently co-head of the firm’s global securities businesses. He became a partner in 1994 and a managing director in 1996. He joined the firm’s Management Committee in 2002.
Mr. Winkelried received an A.B. from the University of Chicago in 1981 and an M.B.A. from the University of Chicago’s business school the following year. He joined the firm in 1982 as a banker in the firm’s Investment Banking Division, later became responsible for corporate new issues syndication and then headed the firm’s finance business. In 1999, he became head of the Fixed Income, Currency and Commodities Division in Europe, based in London, and, in 2000, co-head of the division globally. He became co-head of the Investment Banking Division in 2005. Mr. Winkelried became a partner in 1990 and a managing director in 1996. He joined the firm’s Management Committee in 1999.

Mr. Weinberg received a B.A. from Princeton University in 1979 and an M.B.A from Harvard Business School in 1983. He joined the firm in 1983 in the corporate finance department of the Investment Banking Division and also worked in mortgage finance. He is currently co-head of the Investment Banking Division and will continue in that role. Mr. Weinberg became a partner in 1992 and a managing director in 1996. He joined the firm’s Management Committee in 2002.
Goldman Sachs is a leading global investment banking, securities and investment management firm that provides a wide range of services worldwide to a substantial and diversified client base that includes corporations, financial institutions, governments and high net worth individuals. Founded in 1869, it is one of the oldest and largest investment banking firms. The firm is headquartered in New York and maintains offices in London, Frankfurt, Tokyo, Hong Kong and other major financial centers around the world.

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